NYMEX Chairman Provides Letter to Shareholders

New York, N.Y., September 21, 2005 -- Mitchell Steinhause, chairman of the NYMEX Holdings, Inc., released a letter today to Exchange members, equity owners, and staff. The content of the letter, in its entirety, is below:

Dear Shareholders, Members, and Staff:

I am very pleased to report that NYMEX Holdings, Inc. has signed a letter of intent with General Atlantic LLC, a leading global private equity firm, by which General Atlantic will invest $135 million for a 10% equity stake in NYMEX. The proposed investment by General Atlantic values NYMEX at $1.35 billion and follows the completion of a thorough review by our Board of Directors to ensure that NYMEX is best positioned for continued growth and success in a competitive and dynamic industry.

The Board has overwhelmingly determined that this transaction is in the best interests of NYMEX shareholders. It offers the right balance of continued autonomy, open outcry trading protections and an attractive valuation, along with a world--class investment firm with valuable capital markets expertise and a proven record of building value in the exchange sector. The investment, if completed, would serve as the next step in our continuing transformation, which began with our demutualization in November 2000, to allow our shareholders the opportunity to unlock the value of their ownership. It can also facilitate an initial public offering or other strategic transaction in the future.

Additional terms of the proposed transaction with General Atlantic include:

  NYMEX's Board would be reduced from 25 to 15 members.
  Bill Ford, President of General Atlantic, will join the NYMEX Board.
  Provisions to protect our open outcry trading model.
  Common stock will be destapled from the trading rights, which should allow for increased liquidity for shareholders.
  The net proceeds of the proposed investment would be distributed to NYMEX shareholders in the form of an extraordinary cash distribution. General Atlantic would not participate in such distribution.

We are pleased that General Atlantic has recognized the unique value of our business model and our potential for continued strong performance. With General Atlantic's help, we will be able to preserve our rich heritage while growing and enhancing our business for the benefit of our shareholders, members, traders, customers and employees.

We chose to partner with General Atlantic following a review of our strategic alternatives, as I have described to you in previous letters. This process began in early 2005, when the Board met to review the strategic direction of NYMEX. It subsequently formed a Special Committee and engaged experienced financial and legal advisors to assist with the process.

During the summer, the Special Committee and our advisors met with several top--tier private equity firms, each of which expressed an interest in a minority investment in NYMEX. The Board subsequently permitted two investor groups to conduct due diligence reviews of NYMEX. Following extensive negotiations and a review of alternative strategic options, the Board of Directors overwhelmingly determined that NYMEX should partner with General Atlantic.

The Board and I look forward to introducing General Atlantic to you and to discussing the transaction and other recent NYMEX developments further at an informational presentation for shareholders and members at The Embassy Suites Hotel, located at 102 North End Avenue in New York City, across from NYMEX headquarters, on Thursday, September 29, 2005 at 3:30 p.m. Eastern Time. An audio replay of the information session will be available shortly after the meeting's conclusion via webcast and conference call.

The Board and the NYMEX leadership team are very excited about the transaction with General Atlantic and the opportunities it will create for NYMEX. I would like to thank you for your continued commitment and contributions to NYMEX, and I look forward to working with you as we enter the next phase of our transformation and continue to prosper together.

Sincerely,

Mitchell Steinhause
Chairman

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Forward Looking and Cautionary Statements
This press release may contain forward--looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, and similar words and terms, in connection with any discussion of future results. Forward--looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in forward--looking statements. In particular, the forward--looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities and international hostilities, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward--looking statements.

Statement Regarding Information That May Become Available
Please note this is not intended to be a solicitation for proxy. If a transaction is to be proposed to NYMEX's shareholders, NYMEX would file with the Securities and Exchange Commission and distribute to its shareholders a proxy statement in connection with any transaction that may result from the non--binding letter of intent. NYMEX's shareholders would be urged to read the proxy statement in its entirety when it becomes available, and any other related documents NYMEX may issue, because they will contain important information about NYMEX, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. If and when these documents are filed, they can be obtained for free at the SEC's website (www.sec.gov). Additional information on how to obtain these documents from NYMEX would be made available to shareholders if and when a transaction is to occur.

NYMEX, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from NYMEX's shareholders in connection with any transaction that might be proposed to such shareholders. Information about the directors and executive officers of NYMEX and their ownership of NYMEX stock is set forth in the proxy statement for NYMEX's 2005 annual meeting. Information regarding the interests of NYMEX's directors and executive officers in any transaction proposed to NYMEX's shareholders will be included in the proxy statement if and when it becomes available.